UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2010
Weatherford International Ltd.
(Exact name of registrant as specified in its charter)

Switzerland	001-34258	98-0606750
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

4-6 Rue Jean-François Bartholoni
1204 Geneva
Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +41-22-816-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers.
Our Chief Executive Officer, Mr. Duroc-Danner, and several of our non-named executive officers, have entered into a new form of employment agreement (the “2010 Employment Agreement”). We also expect to use the form of the 2010 Employment Agreement with other executive officers from time to time. Among other things, the key changes under the 2010 Employment Agreement as compared to our Chief Executive Officer’s prior employment agreement include: (i) a one-year auto-renewal term instead of a three-year “evergreen” provision; (ii) substantial curtailment of the “good reason” definition to be more consistent with current market standards (including removing the right to terminate employment with good reason as a result of the supplemental executive retirement plan freeze); (iii) curtailment of contractually guaranteed perks; (iv) a severance multiple based on base salary and target bonus (rather than on the highest bonus paid in respect of the previous five years); (v) a reduction of severance upon a termination due to death, disability or company non-renewal, to a payment equal to base salary plus target bonus (rather than two or three times the executive’s base salary plus highest bonus paid in respect of the previous five years); (vi) curtailment of perks as a component of severance payout; (vii) deletion of automatic acceleration of outstanding unvested equity awards; (viii) the removal of tax gross-ups and waiver of tax gross-ups for taxes under Sections 280G and 409A of the Code otherwise applicable under our SERP arrangements; and (ix) the addition of intellectual property, confidentiality, non-competition and non-solicitation covenants.
Under the terms of the 2010 Employment Agreement, the executive is entitled to an annual base salary (as specified in each executive’s employment agreement), which may not be decreased. The 2010 Employment Agreement does not modify any executive’s current base salary. The executive is also entitled to participate in the Company’s incentive, savings, retirement and welfare plans and programs in which similarly situated executive officers of the Company and its affiliates participate. The 2010 Employment Agreement has a three-year term that automatically renews for successive one-year periods unless the Company timely provides notice to the executive that the agreement will not renew. The 2010 Employment Agreement may also be terminated by the Company if it determines in good faith that a disability has occurred, by the Company for cause or without cause and by the executive for good reason or without good reason (as such terms are defined in the 2010 Employment Agreement), and as a result of the executive’s death.
Under the terms of the 2010 Employment Agreement, if the Company terminates an executive’s employment for any reason other than cause, if the executive terminates his employment for good reason or if the employment is terminated as a result of the executive’s death or disability, the executive will be entitled to receive (i) an amount equal to a multiple (three for the CEO and senior executive officers and certain vice presidents, two for most vice presidents, or, in the case of death, disability or certain terminations for good reason, one) the sum of the annual base salary received by the executive as of the date of termination plus the annual bonus that would be payable in the current fiscal year, and (ii) any accrued salary or bonus (pro-rated to the date of termination). In addition, under these circumstances, all dental and health benefits and all other welfare benefits will be maintained after termination provided the executive makes his required contribution. We are required to pay legal fees and expenses incurred by the executive in any disputes regarding the 2010 Employment Agreement, so long as the executive undertakes to reimburse the Company for such amounts paid if the executive is determined to have acted in bad faith in connection with the dispute.
This description of the 2010 Employment Agreement is a summary and is qualified by the terms of the 2010 Employment Agreement, a copy of which is attached as Exhibit 10.1 and incorporated by reference into this Item 5.02.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1	Form of Amended and Restated Employment Agreement with Weatherford International Ltd.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.
By:	/s/ JOSEPH C. HENRY
Joseph C. Henry, Vice President

April 13, 2010

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	Form of Amended and Restated Employment Agreement with Weatherford International Ltd.